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                                                                    Attachment B



Re:     Travelers Variable Life (File No. 333-96519)
        The Travelers Fund UL for Variable Life Insurance



Dear Sir or Madam:

In my capacity as Actuary of The Travelers Insurance Company, I have provided actuarial advice concerning Travelers Variable Life product. I also provided actuarial advice concerning the preparation of the Registration Statement on Form S-6, File No. 333-96519 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policies included in the prospectus under the caption "Illustrations of Death Benefit, Cash Values and Cash Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policies. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,





/s/Mahir Dugentas, ASA, MAAA
Pricing Actuary
Product Development
June 29, 2000